Exhibit 99.1

The Middleby Corporation Reports Third Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--November 8, 2010--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported net sales and earnings for the third quarter ended October 2, 2010. Net earnings for the third quarter were $20,602,000 or $1.13 per share on net sales of $177,793,000 as compared to the prior year third quarter net earnings of $15,501,000 or $0.83 per share on net sales of $153,989,000.

2010 Third Quarter Financial Highlights

  The third quarter financial statements include the results of the recently completed acquisitions of PerfectFry, a leader in ventless frying systems for the commercial foodservice industry acquired on July 13, 2010 and Cozzini, a leading manufacturer of equipment for the food processing industry acquired on September 21, 2010.
  Net sales increased 15.5% in the third quarter. Excluding the impact of acquisitions, sales increased 11.7% during the third quarter. Excluding the impact of acquisitions, this net increase included a 10.7% sales increase at the Commercial Foodservice Group and a 19.3% sales increase at the Food Processing Group as compared to the prior year quarter.
  Gross profit increased to $70,687,000 from $62,037,000. The gross margin rate of 39.8% compared to 40.3% in the prior year quarter. The gross margin rate reflects increased steel costs and the impact of recent acquisitions with lower margins.
  Operating income increased to $32,011,000 from $28,074,000 on higher revenues. Operating income included severance costs of $841,000 associated with headcount reduction initiatives implemented in the third quarter, which impacted earnings per share by $0.03 per share.
  Non-cash expenses recorded during the third quarter included $3,849,000 million of depreciation and amortization in the current quarter as compared to $3,798,000 million in the prior year third quarter. Non-cash share based compensation expenses increased to $3,686,000 in the 2010 third quarter as compared to $2,696,000 in the 2009 third quarter.
  Net interest expense and deferred financing costs amounted to $2,177,000 in the third quarter as compared to $2,797,000 in the prior year third quarter. Reduced interest expense reflects the benefit of lower interest rates and lower average debt balances.
  Provisions for income taxes decreased to $9,353,000 million at a 31% effective rate in comparison to $9,913,000 million at a 39% effective rate in the prior year quarter. The third quarter tax provision reflects a non-recurring benefit related to a deduction of acquisition related expenses and adjustments to tax reserves.
  Total debt at the end of the 2010 third quarter amounted to $243,608,000 as compared to $ 249,008,000 at the end of the second quarter 2010. Debt continued to be reduced utilizing cash flows from operating activities. The reduction in debt during the third quarter is net of $22.1 million in funding of acquisition activities and $5.7 million utilized to repurchase shares of Middleby common stock. During the third quarter the company repurchased 104,668 shares of Middleby common stock at an average price of $54.83 per share. The company’s debt is financed under a $497,800,000 senior revolving credit facility that matures in December 2012.
  Net earnings per share in the 2010 third quarter increased 36.1% to $1.13 per share as compared to $0.83 per share in the 2009 third quarter.

Selim A. Bassoul Chairman and Chief Executive Officer said, “The third quarter results reflected strong revenue growth at both the commercial foodservice and food processing segments of our business. At our commercial foodservice business, we have realized revenue gains resulting from modest improvement in the industry conditions and increased market penetration. Increased market penetration is attributable to success of recent product introductions and investments we have made in our sales organization. The recent expansion of our international selling organization has positioned us well in the emerging markets. We are also now beginning to realize results from the implementation of our national accounts team focused on servicing our major chain account customers.”

Mr. Bassoul continued, “Sales at our Food Processing Group continued to remain strong resulting from increased capital budgets and the realization of deferred orders with our food processing customers. Additionally, our Food Processing Group has introduced several new products and technologies which provides for expanded revenue opportunities for this business.”

Mr. Bassoul further commented, “We were pleased with the continued strong cash flow generated during the quarter. We reduced debt by over $5 million, while at the same time funding approximately $5.7 million of stock repurchases and $22.1 million in acquisition activities.”

Mr. Bassoul concluded, “We are also very pleased to have completed two acquisitions during the third quarter. The acquisition of PerfectFry provides Middleby with a ventless frying solution product that allows a foodservice operator the ability to fry foods in non-traditional locations utilizing a low cost solution. This acquisition complements our TurboChef, CookTek, and Wells brands, establishing Middleby as a leader in ventless cooking solutions for the commercial foodservice industry. The acquisition of Cozzini significantly strengthens our leadership position in the food processing industry. Cozzini is a premier brand with leading market positions. The broad line of Cozzini product offerings includes grinding, slicing, emulsification, mixing and blending equipment, which complement our existing products offered under the Alkar, MP Equipment, and RapidPak brands.”

Conference Call

A conference call will be held at 9:00 a.m. Central time on Tuesday, November 9, 2010 and can be accessed by dialing (866) 200-6965 and providing conference code 516279# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (866) 206-0173 and providing code 258294#.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Blodgett®, Blodgett Combi®, Bloomfield®, Carter Hoffmann®, CookTek®, CTX®, Doyon®, FriFri®, Giga®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster® Turbochef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, Cozzini®, MP Equipment®, and RapidPak®. The Middleby Corporation has been recognized by Forbes as one of the Best Small Companies in 2008, 2009 and 2010.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Nine Months Ended
	3rd Qtr, 2010	3rd Qtr, 2009	3rd Qtr, 2010	3rd Qtr, 2009
Net sales	$177,793	$153,989	$511,888	$494,136
Cost of sales	107,106	91,952	308,304	301,989

Gross profit	70,687	62,037	203,584	192,147

Selling & distribution expenses	17,776	16,361	54,437	49,335
General & administrative expenses	20,900	17,602	60,972	59,702

Income from operations	32,011	28,074	88,175	83,110

Interest expense and deferred
financing amortization, net	2,177	2,797	6,898	8,800
Other expense, net	(121)	(137)	443	607

Earnings before income taxes	29,955	25,414	80,834	73,703

Provision for income taxes	9,353	9,913	28,961	30,421

Net earnings	$20,602	$15,501	$51,873	$43,282

Net earnings per share:

Basic	$1.16	$0.88	$2.91	$2.46

Diluted	$1.13	$0.83	$2.84	$2.34

Weighted average number shares:

Basic	17,815	17,600	17,811	17,589

Diluted	18,274	18,754	18,271	18,520

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Oct 2, 2010	Jan 2, 2010
ASSETS

Cash and cash equivalents	$5,986	$8,363
Accounts receivable, net	102,710	78,897
Inventories, net	106,053	90,640
Prepaid expenses and other	9,139	9,914
Prepaid Taxes	4,176	5,873
Current deferred tax assets	25,229	23,339
Total current assets	253,293	217,026

Property, plant and equipment, net	44,791	47,340

Goodwill	372,049	358,506
Other intangibles	191,000	189,572
Other assets	5,505	3,902

Total assets	$866,638	$816,346

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$5,349	$7,517
Accounts payable	51,650	38,580
Accrued expenses	113,185	100,259
Total current liabilities	170,184	146,356

Long-term debt	238,259	268,124
Long-term deferred tax liability	14,379	14,187
Other non-current liabilities	44,116	45,024

Stockholders’ equity	399,700	342,655

Total liabilities and stockholders’ equity	$866,638	$816,346

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
or
Tim FitzGerald, Chief Financial Officer, (847) 429-7744